                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.  7    )*
                                       ------

                             HECHINGER COMPANY
                     ----------------------------------
                              (Name of Issuer)

                Class A Common Stock, par value $.10 per share
           ------------------------------------------------------
                       (Title of Class of Securities)

                                422 660 209
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of 38  Pages
                                        ---

CUSIP No. 422660209                   13G                 Page 2   of  38 Pages
          ---------                                            ---    ---
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     John W. Hechinger

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   11,596,658*
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   2,197,265**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     11,596,658**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     28.1%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 3   of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     June R. Hechinger

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   2,197,265**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     2,197,265**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.9%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 4   of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     John W. Hechinger, Jr.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   11,596,658**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   3,589,416**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     11,596,658**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     28.1%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page  5  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Deborah Hechinger

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   O**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   3,589,416**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,589,416**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.5%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page  6  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     S. Ross Hechinger

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   11,596,658**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   3,490,024**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     11,596,658**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     28.1%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page  7  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Susan L. Hechinger

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   3,490,024**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,490,024**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.2%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page  8  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     The Nancy Hechinger Lowe Revocable Trust

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   3,171,835**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,171,835**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     9.4%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     00
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 9  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Nancy Hechinger Lowe

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   3,201,389**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,201,389**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     9.4%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 10  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Peter E. Lowe

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   3,201,389**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,201,389**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     9.5%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 11  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Sally Hechinger Rudoy

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   3,221,389**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,221,389**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     9.5%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 12  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Peter Rudoy

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   3,221,389**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,221,389**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     9.5%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 13  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     June Limited Partnership

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Maryland
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   2,627,786**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     2,627,786**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     7.9%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 14  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     JARSAN Associates Limited Partnership

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Maryland
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   215,330*
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     215,330**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     less than 1%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 15  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Richard England

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   1,384,521**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,384,521**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     4.3%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 16  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Lois H. England

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   1,384,521**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,384,521**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     4.3%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 17  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Richard England, Jr.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   2,084,372**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     2,084,372**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.4%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 18  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Diana England

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   2,084,372**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     2,084,372**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.4%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 19  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Joan England Akman

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   1,620,789**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,620,789**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     5.0%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 20  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Larry A. Akman

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   1,620,789**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,620,789**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     5.0%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 21  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Isham Peugh

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   8,106**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   0**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     8,106**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     less than 1%*
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 22  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Catherine S. England

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   209,860**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   1,386,455**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,596,315**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     4.9%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 23  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Lois Associates Limited Partnership

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Maryland
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   1,386,455**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,386,455**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     4.3%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 24  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     CARAN Associates Limited Partnership

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Maryland
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   15,330**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     15,330**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     less than 1%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                 Page 25  of  38 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Hechinger Family Trust

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /x/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Not Applicable
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power   0**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power   0**
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   0**
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power   610,170**
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     610,170**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     2.0%**
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     OO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

   **For additional information, see Schedule A and the footnotes thereto.

                                                            Page 26 of 38 Pages

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC  20549
                        __________________________________

                                  SCHEDULE 13G

                        __________________________________


ITEM 1(A).  NAME OF ISSUER.

          Hechinger Company

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

          The address of the issuer's principal executive offices is 3500 Pennsy Drive, Landover, Maryland 20785.

ITEM 2(A).  NAME OF PERSON FILING.

          The following members of the family of John W. Hechinger and entities wholly owned by members of such family are filing this Amendment No. 7 to
Schedule 13G (this "Amendment"): John W. Hechinger, June R. Hechinger, John W. Hechinger, Jr., Deborah Hechinger, S. Ross Hechinger, Susan L. Hechinger, The Nancy Hechinger Lowe Revocable Trust, Nancy Hechinger Lowe, Peter E. Lowe, Sally Hechinger Rudoy, Peter W. Rudoy, June Limited Partnership and JARSAN Associates Limited Partnership. The following members of the family of Richard England and entities wholly owned by members of such family are filing this Amendment: Richard England, Lois H. England, Richard England, Jr.,
Diana England, Larry A. Akman, Joan England Akman, Catherine S. England,
Lois Associates Limited Partnership and CARAN Associates Limited Partnership. Isham Peugh, formerly the spouse of Catherine S. England, is also filing this Amendment. In addition, the Lois England Charitable Remainder Annuity Trust and the Hechinger Family Trust are filing this Amendment.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE AND, IF NONE, RESIDENCE.

          The principal business office of each natural person and other entity named in Item 2(a) above is 3500 Pennsy Drive, Landover, Maryland 20785.

ITEM 2(C).  CITIZENSHIP.

          Each natural person filing this Amendment is a citizen of the United States. Each of Lois Associates Limited Partnership, CARAN Associates Limited Partnership, June Limited Partnership and JARSAN Associates Limited Partnership is a limited partnership organized under the laws of the State of Maryland.
Item 2(c) is not applicable to the Hechinger Family Trust, The Nancy Hechinger Lowe Revocable Trust or the Lois England Charitable Remainder Annuity Trust.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

          Class A Common Stock, par value $.10 per share.

          Each share of the Company's Class B Common Stock, par value $.10 per share (each such share being hereinafter referred to as a "Class B Share"), is convertible at any time by the holder thereof into one share of the Company's Class A Common Stock (each share of Class A Common Stock being hereinafter referred to as a "Class A Share"). Accordingly, pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, the Class B Shares beneficially owned by the persons filing this Amendment have been included in calculating the number and percentage of Class A Shares beneficially owned by such persons.

                                                            Page 27 of 38 Pages

ITEM 2(E).  CUSIP NUMBER.

          422 660 209

ITEM 3.   Unchanged.

ITEM 4.  OWNERSHIP.

          (a)  Amount Beneficially Owned:

          See Schedule A.

          (b)  Percent of Class:

          See Schedule A.

          (c) Number of shares as to which each person filing this Amendment has (i) sole power to vote or direct the vote; (ii) shared power to vote or direct the vote; (iii) sole power to dispose or direct the disposition; or (iv) shared power to dispose or direct the disposition:

          See Schedule A.

ITEMS 5, 6 AND 7.  Unchanged.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Schedule A.

ITEMS 9 and 10.  Unchanged.

                                                            Page 28 of 38 Pages

                                    SIGNATURE

        After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                      November 27, 1995


                                      /s/ John W. Hechinger
                                      -------------------------------
                                      John W. Hechinger*


                                      /s/ Joan England Akman
                                      -------------------------------
                                      Joan England Akman**

                                                            Page 29 of 38 Pages

_______________

* John W. Hechinger is executing this Amendment on his own behalf and as Attorney-in-Fact on behalf of the following reporting persons: June R. Hechinger, John W. Hechinger, Jr., Deborah Hechinger, S. Ross Hechinger, Susan
L. Hechinger, The Nancy Hechinger Lowe Revocable Trust, Nancy Hechinger Lowe, Peter E. Lowe, Sally Hechinger Rudoy, Peter Rudoy, June Limited Partnership, JARSAN Associates Limited Partnership and the Hechinger Family Trust.

** Joan England Akman is executing this Amendment on her own behalf and as Attorney-in-Fact on behalf of the following reporting persons: Lois H. England, Richard England, Diana England, Richard England, Jr., Larry A. Akman, Catherine S. England, Lois Associates Limited Partnership, CARAN Associates Limited Partnership, Isham Peugh, the Lois England Charitable Remainder Annuity Trust and the Hechinger Family Trust.

The relevant Powers of Attorney are incorporated by reference to Amendments Nos. 2, 3 and 4 to the Schedule 13G relating to the issuer's Class A
Common Stock, which amendments were filed with the Securities and Exchange Commission on September 26, 1990, February 14, 1991, and February 13, 1992, respectively.

                                                           Page 30 of 38 Pages

                                           SCHEDULE A


                     BENEFICIAL OWNERSHIP OF CLASS A SHARES


   In the following table, (a) each reference to the number of Class A Shares beneficially owned by a reporting person is the sum of (i) the number of Class A Shares beneficially owned outright by such reporting person for purposes of this Amendment as of December 31, 1994, (ii) the number of Class A Shares issuable upon conversion of all the Class B Shares beneficially owned by such reporting person as of December 31, 1994 and (iii) the number of Class A Shares issuable upon exercise of all options held by such reporting person as of December 31, 1994, that were exercisable prior to March 2, 1995, and (b) each reference to the percentage of Class A Shares beneficially owned by a reporting person is calculated using (i) the 30,797,512 Class A Shares outstanding as of December 31, 1994, (ii) the number of Class A Shares issuable upon conversion of all the Class B Shares beneficially owned by such reporting person as of December 31, 1994, and (iii) the number of Class A Shares issuable upon exercise of all options held by such reporting person as of December 31, 1994, that were exercisable prior to March 2, 1995. The footnotes to the following table describe, among other things, the extent to which each reporting person disclaims beneficial ownership of the Class A Shares set forth opposite such reporting person's name in such table.



                           Aggregate                      Number of Class A Shares as to
                           Number of    Percentage          Which Reporting Person Has
                            Class A         of              --------------------------
                            Shares     Outstanding    Sole      Shared      Sole     Shared
                          Beneficially   Class A    Power to   Power to  Power to  Power to
Reporting Person 1/          Owned        Shares      Vote       Vote     Dispose   Dispose
-------------------          -----        ------      ----       ----     -------   -------

John W. Hechinger 2/       11,596,658      28.1%        0    11,596,658     0      2,197,265

June R. Hechinger 3/        2,197,265       6.9%        0             0     0      2,197,265

John W. Hechinger, Jr. 4/  11,596,658      28.1%        0    11,596,658     0      3,589,416

Deborah Hechinger 5/        3,589,416      10.5%        0             0     0      3,589,416

S. Ross Hechinger 6/       11,596,658      28.1%        0    11,596,658     0      3,490,024

Susan L. Hechinger 7/       3,490,024      10.2%        0             0     0      3,490,024

The Nancy Hechinger
Lowe Revocable Trust 8/     3,171,835       9.4%        0             0     0      3,171,835

Nancy Hechinger Lowe 9/     3,201,389       9.4%        0             0     0      3,201,389

Peter E. Lowe 10/           3,201,389       9.5%        0             0     0      3,201,389


                                                            Page 31 of 38 Pages


                           Aggregate                      Number of Class A Shares as to
                           Number of    Percentage          Which Reporting Person Has
                            Class A         of              --------------------------
                            Shares     Outstanding    Sole      Shared      Sole     Shared
                          Beneficially   Class A    Power to   Power to  Power to  Power to
Reporting Person 1/          Owned        Shares      Vote       Vote     Dispose   Dispose
-------------------          -----        ------      ----       ----     -------   -------

Sally Hechinger Rudoy 11/   3,221,389       9.5%        0             0         0  3,221,389

Peter Rudoy 12/             3,221,389       9.5%        0             0         0  3,221,389

June Limited
Partnership 13/             2,627,786       7.9%        0             0         0  2,627,786

JARSAN Associates
Limited Partnership 14/       215,330        *          0             0         0    215,330

Richard England 15/         1,384,521       4.3%        0             0         0  1,384,521

Lois H. England 16/         1,384,521       4.3%        0             0         0  1,384,521

Richard England, Jr. 17/    2,084,372       6.4%        0             0         0  2,084,372

Diana England 18/           2,084,372       6.4%        0             0         0  2,084,372

Joan England Akman 19/      1,620,789       5.0%        0             0         0  1,620,789

Larry A. Akman 20/          1,620,789       5.0%        0             0         0  1,620,789

Isham Peugh 21/                 8,106        *          0             0     8,106          0

Catherine S. England 22/    1,596,315       4.9%        0             0   209,860

Lois Associates
Limited Partnership 23/     1,386,455       4.3%        0             0         0  1,386,455

CARAN Associates
Limited Partnership 24/        15,330        *          0             0         0     15,330

Hechinger Family
Trust 25/                     610,170       2.0%        0             0         0    610,170

* Less than 1%.


As of December 31, 1994, the reporting persons beneficially owned an aggregate of 11,596,658 Class A Shares (which include 10,138,834 Class B Shares convertible at any time into an equal number of Class A Shares and 262,466 Class A Shares issuable upon the exercise of options), representing 28.1% of the sum of (i) the 30,797,512 Class A Shares outstanding as of December 31, 1994, (ii) the 10,138,834 Class B Shares beneficially owned in the aggregate by the reporting persons as of December 31, 1994, and (iii) the 262,466 Class A Shares issuable upon exercise of all options held by the reporting persons as of December 31, 1994, that were exercisable prior to March 2, 1995.

                                                            Page 32 of 38 Pages


FOOTNOTES

1/ The numbers and percentages of Class A Shares (including Class B Shares convertible into Class A Shares) shown in the table as beneficially owned by the reporting persons reflect multiple counting of Class A Shares to the extent that the beneficial ownership thereof is attributable to more than one reporting person in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. For example, each of John W. Hechinger, John W. Hechinger, Jr., and S. Ross Hechinger (each, a "Voter") is deemed to beneficially own the 11,596,658 Class A Shares (which include 10,138,834 Class B Shares convertible at any time into an equal number of Class A Shares and 262,466 Class A Shares issuable upon exercise of options) which the Voters hold a proxy to vote pursuant to a voting agreement with members of the Hechinger and England families and entities controlled by them. As an additional example, the 2,627,786 Class A Shares (which include 2,601,229 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by June Limited Partnership are all deemed to be beneficially owned by (a) each of The Nancy Hechinger Lowe Revocable Trust and Sally Hechinger Rudoy, as a general partner of June Limited Partnership, (b) each of John W. Hechinger, Jr., and S. Ross Hechinger, as a general partner of June Limited Partnership and a Voter, (c) each of Deborah Hechinger, Susan L. Hechinger and Peter Rudoy, as the spouse of a general partner of June Limited Partnership, (d) Nancy Hechinger Lowe, as the sole trustee of The Nancy Hechinger Lowe Revocable Trust, (e) Peter E. Lowe, as the spouse of the sole trustee of The Nancy Hechinger Lowe Revocable Trust, and (f) John W. Hechinger, as a Voter.

2/ The number and percentage of Class A Shares shown in the table as beneficially owned by John W. Hechinger include the 11,596,658 Class A Shares (which include 10,138,834 Class B Shares convertible at any time into an equal number of Class A Shares and 262,466 Class A Shares issuable upon exercise of options) which, together with John W. Hechinger, Jr., and S. Ross Hechinger, John W. Hechinger holds a proxy to vote pursuant to a voting agreement among members of the England and Hechinger families and entities controlled by them.

        The number of Class A Shares shown in the table as to which John W. Hechinger shares dispositive power includes (a) the 1,213,919 Class A Shares (which include 1,152,836 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by John W. Hechinger and (b) the 406,585 Class A Shares (which include 340,586 Class B Shares convertible at any time into an equal number of Class A Shares) held by the Hechinger Family Trust for the primary benefit of the Hechinger family. John W. Hechinger and Lois H. England are the only trustees of the Hechinger Family Trust. John W. Hechinger disclaims beneficial ownership of all shares so held by the Hechinger Family Trust. For additional information regarding the Hechinger Family Trust, see footnote 25.

        The number of Class A Shares shown in the table as to which John W. Hechinger shares dispositive power also includes the 576,761 Class A Shares (which include 489,917 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by his spouse, June R. Hechinger. John
W. Hechinger disclaims beneficial ownership of such 576,761 Class A Shares.

3/ The number and percentage of Class A Shares shown in the table as beneficially owned by June R. Hechinger include (a) the 576,761 Class A Shares (which include 489,917 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by June R. Hechinger and (b) the 1,620,504 Class A Shares (which include 1,493,422 Class B Shares convertible at any time into an equal number of Class A Shares) as to which her spouse, John W. Hechinger, shares dispositive power as described in the first sentence of the second paragraph of footnote 2 above. June R. Hechinger disclaims beneficial ownership of such 1,620,504 Class A Shares.

4/ The number and percentage of Class A Shares shown in the table as beneficially owned by John W. Hechinger, Jr., include the 11,596,658 Class A Shares (which include 10,138,834 Class B Shares convertible at any time into an equal number of Class A Shares and 262,466 Class A Shares issuable upon exercise of options) which, together with John W. Hechinger and S. Ross Hechinger, John
W. Hechinger, Jr., holds a proxy to vote pursuant to a voting agreement among

                                                            Page 33 of 38 Pages

members of the England and Hechinger families and entities controlled by them.

        The number of Class A Shares shown in the table as to which John W. Hechinger, Jr., shares dispositive power includes (a) the 475,685 Class A Shares (which include 376,566 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by John W. Hechinger, Jr., (b) the 225,929 Class A Shares issuable upon exercise of all options held by John W. Hechinger, Jr., that were exercisable prior to March 2, 1995, (c) the 2,627,786 Class A Shares (which include 2,601,229 Class B Shares convertible at any time into an equal number of Class A Shares) held by June Limited Partnership, as to which John W. Hechinger, Jr., a general partner of June Limited Partnership, shares dispositive power with S. Ross Hechinger, The Nancy Hechinger Lowe Revocable Trust and Sally Hechinger Rudoy, the only other general partners of June Limited Partnership, and (d) the 215,330 Class A Shares (which are
215,330 Class B Shares convertible at any time into an equal number of Class A Shares) held by JARSAN Associates, as to which John W. Hechinger, Jr., a managing general partner of JARSAN Associates, shares dispositive power with S. Ross Hechinger, the only other managing general partner of JARSAN Associates. John W. Hechinger, Jr., disclaims beneficial ownership of all shares held by June Limited Partnership or JARSAN Associates except to the extent of his partnership interests in such entities.

        In addition, the number of Class A Shares shown in the table as to which John W. Hechinger, Jr., shares dispositive power includes (a) the 12,056 Class A Shares (which include 9,365 Class B Shares convertible at any time into an equal number of Class A Shares) held by John W. Hechinger, Jr., as custodian for Kathryn J. Hechinger, (b) the 12,056 Class A Shares (which include 9,365 Class B Shares convertible at any time into an equal number of Class A Shares) held by John W. Hechinger, Jr., as custodian for Jamie A. Hechinger and (c) the 12,056 Class A Shares (which include 9,365 Class B Shares convertible at any time into an equal number of Class A Shares) held by John W. Hechinger, Jr., as custodian for John A. Hechinger. John W. Hechinger, Jr., disclaims beneficial ownership of all shares held by him as custodian for Kathryn J. Hechinger, Jamie
A. Hechinger or John A. Hechinger.

        The number of Class A Shares shown in the table as to which John W. Hechinger, Jr., shares dispositive power also includes the 8,518 Class A Shares (which include 5,827 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by his spouse, Deborah Hechinger. John W. Hechinger, Jr., disclaims beneficial ownership of such 8,518 Class A Shares.

5/ The number and percentage of Class A Shares shown in the table as beneficially owned by Deborah Hechinger include (a) the 12,056 Class A Shares (which include 5,827 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Deborah Hechinger and (b) the 3,354,969 Class A Shares (which include 3,221,220 Class B Shares convertible at any time into an equal number of Class A Shares and 225,929 Class A Shares issuable upon exercise of options) as to which her spouse, John W. Hechinger, Jr., shares dispositive power as described in the second and third paragraphs of footnote 4 above. Deborah Hechinger disclaims beneficial ownership of such 3,354,969 Class A Shares.

6/ The number and percentage of Class A Shares shown in the table as beneficially owned by S. Ross Hechinger include the 11,596,658 Class A Shares (which include 10,138,834 Class B Shares convertible at any time into an equal number of Class A Shares and 262,466 Class A Shares issuable upon exercise of options) which, together with John W. Hechinger and John W. Hechinger, Jr., S. Ross Hechinger holds a proxy to vote pursuant to a voting agreement among members of the England and Hechinger families and entities controlled by them.

        The number of Class A Shares shown in the table as to which S. Ross Hechinger shares dispositive power includes (a) the 570,299 Class A Shares (which include 471,180 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by S. Ross Hechinger, (b) the 36,537 Class A Shares issuable upon exercise of all options held by S. Ross Hechinger that were exercisable prior to March 2, 1995, (c) the 2,627,786 Class A Shares (which include 2,601,229 Class B Shares convertible at any time into an equal

                                                            Page 34 of 38 Pages

number of Class A Shares) held by June Limited Partnership, as to which S. Ross Hechinger, a general partner of June Limited Partnership, shares dispositive power with John W. Hechinger, Jr., The Nancy Hechinger Lowe Revocable Trust and Sally Hechinger Rudoy, the only other general partners of June Limited Partnership, and (d) the 215,330 Class A Shares (which are 215,330 Class B Shares convertible at any time into an equal number of Class A Shares) held by JARSAN Associates, as to which S. Ross Hechinger, a managing general partner of JARSAN Associates, shares dispositive power with John W. Hechinger, Jr., the only other managing general partner of JARSAN Associates. S. Ross Hechinger disclaims beneficial ownership of all shares held by June Limited Partnership or JARSAN Associates except to the extent of his partnership interests in such entities.

        In addition, the number of Class A Shares shown in the table as to which S. Ross Hechinger shares dispositive power includes (i) the 10,518 Class A Shares (which include 7,827 Class B Shares convertible at any time into an equal number of Class A Shares) held by S. Ross Hechinger as custodian for Scott R. Hechinger, (ii) the 10,518 Class A Shares (which include 7,827 Class B Shares convertible at any time into an equal number of Class A Shares) held by S. Ross Hechinger as custodian for Matthew S. Hechinger and (iii) the 10,518 Class A Shares (which include 7,827 Class B Shares convertible at any time into an equal number of Class A Shares) held by S. Ross Hechinger as custodian for Amanda F. Hechinger. S. Ross Hechinger disclaims beneficial ownership of all shares held by him as custodian for Scott R. Hechinger, Matthew S. Hechinger or Amanda F. Hechinger.

        The number of Class A Shares shown in the table as to which S. Ross Hechinger shares dispositive power also includes the 8,518 Class A Shares (which include 5,827 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by his spouse, Susan L. Hechinger. S. Ross Hechinger disclaims beneficial ownership of such 8,518 Class A Shares.

7/ The number and percentage of Class A Shares shown in the table as beneficially owned by Susan L. Hechinger include (a) the 8,518 Class A Shares (which include 5,827 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Susan L. Hechinger and (b) the 3,444,969 Class A Shares (which include 3,311,220 Class B Shares convertible at any time into an equal number of Class A Shares and 36,537 Class A Shares issuable upon exercise of options) as to which her spouse, S. Ross Hechinger, shares dispositive power as described in the second and third paragraphs of footnote 6 above. Susan L. Hechinger disclaims beneficial ownership of such 3,469,737 Class A Shares.

8/ The number and percentage of Class A Shares shown in the table as beneficially owned by The Nancy Hechinger Lowe Revocable Trust include (a) the 544,049 Class A Shares (which include 471,180 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by The Nancy Hechinger Lowe Revocable Trust and (b) the 2,627,786 Class A Shares (which include 2,601,229 Class B Shares convertible at any time into an equal number of Class A Shares) held by June Limited Partnership, as to which The Nancy Hechinger Lowe Revocable Trust, a general partner of June Limited Partnership, shares dispositive power with John W. Hechinger, Jr., S. Ross Hechinger and Sally Hechinger Rudoy, the only other general partners of June Limited Partnership. The Nancy Hechinger Lowe Revocable Trust disclaims beneficial ownership of all shares held by June Limited Partnership except to the extent of its partnership interest in June Limited Partnership. Nancy Hechinger Lowe is the sole trustee of The Nancy Hechinger Lowe Revocable Trust.

9/ The number and percentage of Class A Shares shown in the table as beneficially owned by Nancy Hechinger Lowe include (a) the 544,049 Class A Shares (which include 471,180 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by The Nancy Hechinger Lowe Revocable Trust, of which Nancy Hechinger Lowe is the sole trustee, and (b) the 2,627,786 Class A Shares (which include 2,601,229 Class B Shares convertible at any time into an equal number of Class A Shares) held by June Limited Partnership, as to which The Nancy Hechinger Lowe Revocable Trust, a general partner of June Limited Partnership, shares dispositive power with John W. Hechinger, Jr., S. Ross Hechinger and Sally Hechinger Rudoy, the only other

                                                            Page 35 of 38 Pages

general partners of June Limited Partnership. Nancy Hechinger Lowe disclaims beneficial ownership of all shares held by June Limited Partnership except to the extent of the partnership interest of The Nancy Hechinger Lowe Revocable Trust in June Limited Partnership.

        In addition, the number and percentage of Class A Shares shown in the table as beneficially owned by Nancy Hechinger Lowe include (i) the 10,518 Class A Shares (which include 7,827 Class B Shares convertible at any time into an equal number of Class A Shares) held by Nancy Hechinger Lowe as custodian for Alexis H. Vlack and (ii) the 10,518 Class A Shares (which include 7,827 Class B Shares convertible at any time into an equal number of Class A Shares) held by Nancy Hechinger Lowe as custodian for Molly E. Lowe. Nancy Hechinger Lowe disclaims beneficial ownership of all shares held by her as custodian for Alexis
H. Vlack or Molly E. Lowe.

        The number and percentage of Class A Shares shown in the table as beneficially owned by Nancy Hechinger Lowe also include the 8,518 Class A Shares (which include 5,827 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by her spouse, Peter E. Lowe. Nancy Hechinger Lowe disclaims beneficial ownership of such 8,518 Class A Shares.

10/     The number and percentage of Class A Shares shown in the table as beneficially owned by Peter E. Lowe include (a) the 8,518 Class A Shares
(which include 5,827 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Peter E. Lowe and (b) the 3,192,871 Class A Shares (which include 3,088,063 Class B Shares convertible at any time into an equal number of Class A Shares) beneficially owned by his spouse, Nancy Hechinger Lowe, as described in the first two paragraphs of footnote 9 above. Peter E. Lowe disclaims beneficial ownership of such 3,192,871 Class A Shares.

11/     The number and percentage of Class A Shares shown in the table as beneficially owned by Sally Hechinger Rudoy include (a) the 564,049 Class A Shares (which include 471,180 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Sally Hechinger Rudoy and (b) the 2,627,786 Class A Shares (which include 2,601,229 Class B Shares convertible at any time into an equal number of Class A Shares) held by June Limited Partnership, as to which Sally Hechinger Rudoy, a general partner of June Limited Partnership, shares dispositive power with John W. Hechinger, Jr., S. Ross Hechinger and The Nancy Hechinger Lowe Revocable Trust, the only other general partners of June Limited Partnership. Sally Hechinger Rudoy disclaims beneficial ownership of all shares held by June Limited Partnership except to the extent of her partnership interest in June Limited Partnership.

        In addition, the number and percentage of Class A Shares shown in the table as beneficially owned by Sally Hechinger Rudoy include (i) the 10,518 Class A Shares (which include 7,827 Class B Shares convertible at any time into an equal number of Class A Shares) held by Sally Hechinger Rudoy as custodian for Jesse N. Rudoy and (ii) the 10,518 Class A Shares (which include 7,827 Class B Shares convertible at any time into an equal number of Class A Shares) held by Sally Hechinger Rudoy as custodian for Charles H. Rudoy. Sally Hechinger Rudoy disclaims beneficial ownership of all shares held by her as custodian for Jesse
N. Rudoy or Charles H. Rudoy.

        The number and percentage of Class A Shares shown in the table as beneficially owned by Sally Hechinger Rudoy also include the 8,518 Class A Shares (which include 5,827 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by her spouse, Peter Rudoy. Sally Hechinger Rudoy disclaims beneficial ownership of such 8,518 Class A Shares.

12/     The number and percentage of Class A Shares shown in the table as beneficially owned by Peter Rudoy include (a) the 8,518 Class A Shares (which include 5,827 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Peter Rudoy and (b) the 3,212,871 Class A Shares (which include 3,088,063 Class B Shares convertible at any time into an equal number of Class A Shares) beneficially owned by his spouse, Sally Hechinger Rudoy, as described in the first two paragraphs of footnote 11

                                                            Page 36 of 38 Pages

above. Peter Rudoy disclaims beneficial ownership of such 3,212,871 Class A Shares.

13/     The number and percentage of Class A Shares shown in the table as beneficially owned by June Limited Partnership include 2,627,786 Class A
Shares (which include 2,601,229 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by June Limited Partnership. As a general matter, dispositive power over all such shares is exercised by a majority in number of its general partners. However, a disposition of securities having an aggregate present value of more than $500,000 must be approved by partners owning not less than two-thirds of the outstanding partnership interests in June Limited Partnership. The only general partners of June Limited Partnership are John W. Hechinger, Jr., The Nancy Hechinger Lowe Revocable Trust, S. Ross Hechinger and Sally Hechinger Rudoy, and the only other partners of June Limited Partnership are John W. Hechinger and June R. Hechinger.

14/     The number and percentage of Class A Shares shown in the table as beneficially owned by JARSAN Associates include the 215,330 Class B Shares (which are convertible at any time into an equal number of Class A Shares) held directly by JARSAN Associates. As a general matter, dispositive power over all such shares is exercised by its managing general partners. However, a disposition of securities which constitutes a disposition of all or substantially all the assets of JARSAN Associates must be approved by all the partners of JARSAN Associates. The only managing general partners of JARSAN Associates are John W. Hechinger, Jr., and S. Ross Hechinger, and the only other partners of JARSAN Associates are The Nancy Hechinger Lowe Revocable Trust and Sally Hechinger Rudoy.

15/     The number and percentage of Class A Shares shown in the table as beneficially owned by Richard England include (a) the 590,468 Class B Shares (which are convertible at any time into an equal number of Class A Shares) held directly by Richard England and (b) the 794,053 Class A Shares (which include 694,053 Class B Shares convertible at any time into an equal number of Class A Shares) beneficially owned by his spouse, Lois H. England, as described in the first paragraph of footnote 16 below. Richard England disclaims beneficial ownership of such 794,053 Class A Shares.

16/     The number and percentage of Class A Shares shown in the table as beneficially owned by Lois H. England include (a) the 590,468
Class B Shares (which are convertible at any time into an equal number of Class A Shares) held directly by Lois H. England and (b) the 203,585 Class A Shares (which include 103,585 Class B Shares convertible at any time into an equal number of Class A Shares) held by the Hechinger Family Trust for the primary benefit of the England family. Lois H. England and John W. Hechinger are the only trustees of the Hechinger Family Trust. Lois H. England disclaims beneficial ownership of all shares so held by the Hechinger Family Trust. For additional information regarding the Hechinger Family Trust, see footnote 25.

        The number and percentage of Class A Shares shown in the table as beneficially owned by Lois H. England also include the 590,468 Class B Shares (which are convertible at any time into an equal number of Class A Shares) held directly by her spouse, Richard England, as described in footnote 15 above. Lois H. England disclaims beneficial ownership of such 590,468 Class A Shares.

                                                            Page 37 of 38 Pages

17/     The number and percentage of Class A Shares shown in the table as beneficially owned by Richard England, Jr., include (a) the 682,587 Class A Shares (which include 581,722 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Richard England, Jr., (b) the 1,386,455 Class A Shares (which are 1,386,455 Class B Shares convertible at any time into an equal number of Class A Shares) held by Lois Associates, as to which Richard England, Jr., a general partner of Lois Associates, shares dispositive power with Joan England Akman and Catherine S. England, the only other general partners of Lois Associates, and (c) the 15,330 Class A Shares (which are 15,330 Class B Shares convertible at any time into an equal number of Class A Shares) held by CARAN Associates, as to which Richard England, Jr., a managing general partner of CARAN Associates, shares dispositive power with Joan England Akman, the only other managing general partner of CARAN Associates. Richard England, Jr., disclaims beneficial ownership of all shares held by Lois Associates or CARAN Associates except to the extent of his partnership interests in such entities.

18/     The number and percentage of Class A Shares shown in the table as beneficially owned by Diana England include the 2,084,372 Class A Shares (which include 1,983,507 Class B Shares convertible at any time into an equal number of Class A Shares) beneficially owned by her spouse, Richard England, Jr., as described in footnote 17 above. Diana England disclaims beneficial ownership of such 2,084,372 Class A Shares.

19/     The number and percentage of Class A Shares shown in the table as beneficially owned by Joan England Akman include (a) the 190,000 Class A Shares held directly by Joan England Akman, (b) the 1,386,455 Class A Shares (which are 1,386,455 Class B Shares convertible at any time into an equal number of Class A Shares) held by Lois Associates, as to which Joan England Akman, a general partner of Lois Associates, shares dispositive power with Richard England, Jr., and Catherine S. England, the only other general partners of Lois Associates, and (c) the 15,330 Class A Shares (which are 15,330 Class B Shares convertible at any time into an equal number of Class A Shares) held by CARAN Associates, as to which Joan England Akman, a managing general partner of CARAN Associates, shares dispositive power with Richard England, Jr., the only other managing general partner of CARAN Associates. Joan England Akman disclaims beneficial ownership of all shares held by Lois Associates or CARAN Associates except to the extent of her partnership interests in such entities.

        In addition, the number and percentage of Class A Shares shown in the table as beneficially owned by Joan England Akman include (i) the 9,668 Class A Shares (which include 6,715 Class B Shares convertible at any time into an equal number of Class A Shares) held by Joan England Akman as custodian for Sara England Akman, (ii) the 9,668 Class A Shares (which include 3,005 Class B Shares convertible at any time into an equal number of Class A Shares) held by Joan England Akman as custodian for Jonathan England Akman and (iii) the 9,668 Class A Shares (which include 1,150 Class B Shares convertible at any time into an equal number of Class A Shares) held by Joan England Akman as custodian for Alex England Akman. Joan England Akman disclaims beneficial ownership of all shares held by her as custodian for Sara England Akman, Jonathan England Akman or Alex England Akman.

20/     The number and percentage of Class A Shares shown in the table as beneficially owned by Larry A. Akman include the 1,620,789 Class A Shares (which include 1,412,655 Class B Shares convertible at any time into an equal number of Class A Shares) beneficially owned by his spouse, Joan England Akman, as described in footnote 19 above. Larry A. Akman disclaims beneficial ownership of such 1,620,789 Class A Shares.

21/     The number and percentage of Class A Shares shown in the table as beneficially owned by Isham Peugh include the 8,106 Class A Shares (which include 6,715 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Isham Peugh. The number and percentage of Class A Shares shown in the table as beneficially owned by Isham Peugh do not

                                                            Page 38 of 38 Pages

include the Class A Shares (including all Class B Shares) beneficially owned by his former spouse, Catherine S. England, as described in the first two paragraphs of footnote 22 below. The divorce of Catherine S. England and Isham Peugh became final on November 21, 1992.

22/     The number and percentage of Class A Shares shown in the table as beneficially owned by Catherine S. England include (a) the 131,364 Class A Shares held directly by Catherine S. England, (b) the 59,160 Class A
Shares (which are 59,160 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Catherine S. England, (c) the 9,668 Class A Shares (which include 6,715 Class B Shares convertible at any time into an equal number of Class A Shares) held by Catherine S. England as custodian for Evan Peugh and (d) the 9,668 Class A Shares (which include 1,150 Class B Shares convertible at any time into an equal number of Class A Shares) held by Catherine S. England as custodian for Ryan Peugh. Catherine S. England disclaims beneficial ownership of all shares held by her as custodian for Evan Peugh or Ryan Peugh.

        In addition, the number and percentage of Class A Shares shown in the table as beneficially owned by Catherine S. England include the 1,386,455 Class A Shares (which are 1,386,455 Class B Shares convertible at any time into an equal number of Class A Shares) held by Lois Associates, as to which Catherine
S. England, a general partner of Lois Associates, shares dispositive power with Richard England, Jr., and Joan England Akman, the only other general partners of Lois Associates. Catherine S. England disclaims beneficial ownership of all shares held by Lois Associates except to the extent of her partnership interest in Lois Associates.

        The number and percentage of Class A Shares shown in the table as beneficially owned by Catherine S. England do not include the Class A Shares (including all Class B Shares) beneficially owned by her former spouse, Isham Peugh, as described in footnote 21 above. The divorce of Catherine S. England and Isham Peugh became final on November 21, 1992.

23/     The number and percentage of Class A Shares shown in the table as beneficially owned by Lois Associates include the 1,386,455 Class B Shares (which are convertible at any time into an equal number of Class A Shares) held directly by Lois Associates. As a general matter, dispositive power over all such shares is exercised by a majority in number of its general partners. However, a disposition of securities having an aggregate present value of more than $500,000 must be approved by partners owning not less than two-thirds of the outstanding partnership interests in Lois Associates. The only general partners of Lois Associates are Richard England, Jr., Joan England Akman and Catherine S. England.

24/     The number and percentage of Class A Shares shown in the table as beneficially owned by CARAN Associates include the 15,330 Class B Shares
(which are convertible at any time into an equal number of Class A Shares) held directly by CARAN Associates. As a general matter, dispositive power over all such shares is exercised by its managing general partners. However, a disposition of securities which constitutes a disposition of all or substantially all the assets of CARAN Associates must be approved by all the partners of CARAN Associates. The only managing general partners of CARAN Associates are Richard England, Jr., and Joan England Akman, and the only other partner of CARAN Associates is Catherine S. England.

25/     The number and percentage of Class A Shares shown in the table as beneficially owned by the Hechinger Family Trust include the 610,170 Class A Shares (which include 444,171 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by the Hechinger Family Trust. Although the Hechinger Family Trust is one trust, it is divided into two distinct and separate shares, one share for the primary benefit of the Hechinger family and one share for the primary benefit of the England family.
Accordingly, for the purposes of the table and the footnotes thereto, the beneficial ownership of the Class A Shares (including all Class B Shares) held directly by the Hechinger Family Trust for the primary benefit of the Hechinger family is allocated to John W. Hechinger, a trustee of the Hechinger Family Trust, and the beneficial ownership of the Class A Shares (including all Class
B Shares) held directly by the Hechinger Family Trust for the primary benefit of the England family is allocated to Lois H. England, the only other trustee of the Hechinger Family Trust, notwithstanding that, administratively, the consent of both trustees is required for any disposition of shares by the Hechinger Family Trust.